SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported: November 13, 2001

LMI AEROSPACE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Missouri
(State or Other Jurisdiction of Incorporation)

0-24293 (Commission File Number)	43-1309065 (I.R.S. Employer Identification No.)

3600 Mueller Road, St. Charles, Missouri (Address of Principal Executive Offices)	63301 (Zip Code)

(636) 946-6525 (Registrant's Telephone Number, Including Area Code)

Item 9.    Regulation FD Disclosure.

           On November 13, 2001, LMI Aerospace, Inc. issued a press release announcing third-quarter financial results. The text of the announcement is attached hereto as Exhibit 99.1.

           LMI Aerospace, Inc. will provide an updated 2002 outlook on Thursday, November 15, 2001 by a recorded webcast. The webcast can be accessed at the Company's website located at http://www.lmiaerospace.com. The webcast will be available at the Company's website for ninety days.

Exhibit Number	Description

99.1	Text of Press Release dated November 13, 2001, issued by LMI Aerospace, Inc.

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   November 13, 2001

LMI AEROSPACE, INC.

By: /s/ Lawrence E. Dickinson Lawrence E. Dickinson Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Text of Press Release dated November 13, 2001 issued by LMI Aerospace, Inc.

Exhibit 99.1

LMI Aerospace, Inc.
Post Office Box 900
St. Charles, Missouri 63302

For more information,
Contact Ed Dickinson, 636/916-2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE REPORTS SALES INCREASE OF 52.4 PERCENT
AND EARNINGS PER SHARE OF $0.13 IN THIRD QUARTER

        St. Louis, November 13, 2001 – LMI Aerospace, Inc. (NASDAQ/NMS:LMIA) announced today that third-quarter 2001 sales were $19.6 million, an increase of 52.4 percent over the same quarter in 2000. Net income was $1,030,000 or $0.13 per diluted share, a reversal of the net loss of $978,000 or $0.12 per diluted share in the same quarter of 2000.

        “The income reported for the third quarter marks our fourth consecutive profitable quarter, with results steadily improving,” said Ronald S. Saks, president and chief executive officer of LMI. “Our sales gains were driven by increased deliveries to Boeing and Lockheed as well as our April 1 acquisition of Tempco Engineering, which added $4.4 million in sales for the quarter. In spite of these increases, however, our sales were below estimates issued on August 9, largely because of downtime of critical forming and machining equipment. This equipment returned to normal operations in late September.”

        Gross profit for the quarter was $4.6 million or 23.6 percent of net sales, a significant increase over $739,000 and 5.8 percent in the third quarter of 2000. The sharp increase in gross margin resulted primarily from improved labor efficiency and increased revenue, which afforded better coverage of the Company’s fixed costs. Gross profit was adversely affected by lost production hours due to employee meetings required as the Company successfully defended itself against a union organizing campaign and start up and development costs related to initial deliveries on a wing seal program for the T-50 aircraft for Lockheed Martin.

        Selling, general, and administrative expenses in the quarter were approximately $550,000 higher than the prior year, due primarily to the inclusion of expenses at Tempco Engineering. However, as a percentage of sales, SG&A was 14.3 percent in the quarter, an improvement from 17.5 percent in the prior year.

        Backlog as of September 30, 2001 was approximately $66.1 million, up from $41.0 million at the end of the third quarter 2000. Included in the backlog at September 30, 2001 is $9.6 million attributable to Tempco Engineering.

        Recent events have caused several of our major commercial aerospace customers to adjust delivery schedules and reduce production rates, while our military customers are accelerating some schedules. We currently expect full year 2001 sales of $73 million to $76 million and gross margins at 22 to 23 percent. We will provide an updated 2002 outlook on Thursday, November 15, 2001 by press release and Webcast. A recording of the Webcast will be available for 90 days on the Company’s website at www.lmiaerospace.com.

        LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The Company operates six manufacturing facilities that fabricate, finish and integrate close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, and for laser equipment used in the semi conductor and medical industries. Its products include leading edge wing slats and lens assemblies; cockpit window frame assemblies; fuselage skins and supports; passenger and cargo door frames and supports; and excimer laser components. The Company celebrated its 50th anniversary in 1998.

        This press release includes forward-looking statements related to LMI Aerospace’s outlook for 2001, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace’s filings with the Securities and Exchange Commission.

                               LMI Aerospace, Inc.
                Condensed Consolidated Statements of Operations
           (Amounts in thousands, except per share data) (Unaudited)

                               For the Three Months         For the Nine Months
                               Ended September 30           Ended September 30
                         ------------------------------------------------------
                               2001           2000          2001         2000
                         ------------------------------------------------------
Net sales                   $ 19,558       $ 12,835      $ 54,712     $ 41,131
Cost of sales                 14,936         12,096        42,210       36,302
                         ------------------------------------------------------
Gross profit                   4,622            739        12,502        4,829
Selling, general,
   and administrative
   expenses                    2,800          2,249         7,607        6,953
                         ------------------------------------------------------
Income (loss)
   from operations             1,822         (1,510)        4,895       (2,124)

Interest income
   (expense)                    (237)             5          (503)           2
                         ------------------------------------------------------

Income (loss)
   before income taxes         1,585         (1,505)        4,392       (2,122)
Provision for
   (benefit from)
   income taxes                  555           (527)        1,537         (743)
                         ------------------------------------------------------
Income (loss) before
   cumulative effect
   of change in
   accounting principle        1,030           (978)        2,855       (1,379)
                         ======================================================
Cumulative effect
   of change in
   accounting principle
   net of income tax
   benefit of $88                  -              -             -         (164)
                         ======================================================
Net income (loss)            $ 1,030         $ (978)     $  2,855    $  (1,543)
                         ======================================================

Amounts per common share:
Income (loss) before
   cumulative effect of
   change in accounting
   principle                   $0.13        $ (0.12)        $0.35      $ (0.17)
Cumulative effect of
   change in accounting
   principle                       -              -             -      $ (0.02)
                         ------------------------------------------------------
Net income (loss)
   per common share
                               $0.13        $ (0.12)        $0.35      $ (0.19)
                         ======================================================
Net income (loss)
   per common share
   - assuming dilution         $0.13        $ (0.12)        $0.35      $ (0.19)
                         ======================================================
Weighted average
   common shares
   outstanding             8,063,505      8,216,070     8,071,494    8,209,433
                         ======================================================
Weighted average
   dilutive stock
   options outstanding       142,156              0        88,714        3,306
                         ======================================================